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                      January 25, 2024

       Jose Humberto Acosta Martin
       Chief Financial Officer
       Bancolombia S.A.
       Carrera 48 # 26-85, Avenida Los Industriales
       Medellin, Colombia

                                                        Re: Bancolombia S.A.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 3, 2023
                                                            File No. 001-32535

       Dear Jose Humberto Acosta Martin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance